Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 27, 2004 (except for Note F, as to which the date is June 9, 2004) included in the Annual Report on Form 10-K of DIMON Incorporated for the year ended March 31, 2004, with respect to the consolidated financial statements, as amended, included in this Form 10-K/A.

/s/ Ernst & Young LLP
Greensboro, North Carolina
August 5, 2004